Press Release

August 5, 2024
Otter Tail Corporation Announces Record Second Quarter Earnings, Maintains Electric Segment Guidance and Increases Consolidated 2024 Annual Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended June 30, 2024.
SUMMARY
•Diluted earnings per share increased 6% to $2.07 per share compared to the second quarter of 2023.
•Midpoint of 2024 earnings guidance increased 8% to $6.92 per share, or a return on equity of 18.7%.
•Received approval from the Minnesota Public Utilities Commission on Integrated Resource Plan.
CEO OVERVIEW
“We are pleased with our second quarter financial results,” said President and CEO Chuck MacFarlane, “as our team members continue to perform well amid changing market conditions. Plastics segment earnings increased 9 percent compared to the second quarter of 2023 due to higher sales volumes driven by customer sales volume growth and improved end market demand, partially offset by lower sales prices. Manufacturing segment earnings increased 15 percent, primarily driven by higher margins at BTD Manufacturing, partially offset by lower sales volumes. Electric segment earnings decreased 6 percent from the same time last year due to the impact of unfavorable weather.
“In May, Otter Tail Power received approval from the Minnesota Public Utilities Commission on its Integrated Resource Plan. The decision authorizes the addition of 200 to 300 megawatts of solar generation by 2027, and 150 to 200 megawatts of wind generation and 20 to 75 megawatts of battery storage by 2029. Otter Tail Power also received approval to designate the Minnesota portion of Coyote Station as an emergency-only resource starting as early as 2026, retaining the reliability benefits from the facility while simultaneously reducing its output and emissions.
“The process to receive final approval of our Integrated Resource Plan was complicated by changing energy policy and environmental regulation impacting the power system and changing market conditions in MISO influencing our preferred plan since our initial filing in 2021. I am grateful to our team members and the other parties to the docket for reaching a favorable outcome that helps to preserve reliability while we continue transitioning to cleaner energy.
“Despite our strong quarterly financial results within the Manufacturing segment, we continue to face end market demand related headwinds and anticipate conditions to soften further in the second half of 2024. We will continue to take action to manage costs and mitigate the impact of lower sales volumes.
“Our Plastics segment continues to perform exceptionally well, capitalizing on customer sales volume growth and distributor and end market demand. The sales price of PVC pipe continues to decline but at a slower rate than what we originally anticipated.
“We are increasing our 2024 diluted earnings per share guidance to a range of $6.77 to $7.07 from our previous range of $6.23 to $6.53 primarily due to continued strength within the Plastics segment.”
QUARTERLY DIVIDEND
On August 5, 2024, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4675 per share. This dividend is payable September 10, 2024 to shareholders of record on August 15, 2024.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the six months ended June 30, 2024 was $223.5 million compared to $184.5 million for the six months ended June 30, 2023, with the increase primarily due to increased earnings from our Plastics segment.
Investing activities for the six months ended June 30, 2024 included capital expenditures of $175.5 million and the purchase of long-term marketable securities of $50.1 million. Capital expenditures during the period were largely within our Electric segment, including investments in our wind repowering and advanced metering infrastructure projects, but also included continued investments in our manufacturing facility expansion projects in Arizona and Georgia. Financing activities for the six months ended June 30, 2024 included the issuance of $120.0 million of long-term debt at Otter Tail Power; the proceeds of which were used to repay short-term borrowings, fund capital investments, and support operating activities. Financing activities for the six months ended June 30, 2024 also included dividend payments of $39.1 million.
As of June 30, 2024, we had $170.0 million and $148.1 million of available liquidity under our Otter Tail Corporation and Otter Tail Power Credit Agreements, respectively, along with $230.7 million of available cash and cash equivalents, for total available liquidity of $548.7 million.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended June 30,
($ in thousands)	2024	2023	Change	% Change
Operating Revenues	$112,828	$113,763	$(935)	(0.8)%
Net Income	18,485	19,634	(1,149)	(5.9)

Retail MWh Sales	1,315,504	1,345,830	(30,326)	(2.3)%
Heating Degree Days	372	639	(267)	(41.8)
Cooling Degree Days	61	254	(193)	(76.0)
The following table shows heating degree days (HDDs) and cooling degree days (CDDs) as a percent of normal.

	Three Months Ended June 30,
	2024	2023
HDDs	68.8%	120.6%
CDDs	48.8%	215.3%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions for the three months ended June 30, 2024 and 2023.

	2024 vs Normal	2024 vs 2023	2023 vs Normal
Effect on Diluted Earnings Per Share	$(0.03)	$(0.07)	$0.04
Operating Revenues decreased $0.9 million primarily due to a decrease in retail revenue from the impact of unfavorable weather, as well as decreased transmission revenue. During the second quarter last year updates were made to estimated project costs for certain transmission projects and previously estimated recovery amounts for annual operating expenses were finalized which resulted in a nonrecurring increase in revenue during the period. The impact of unfavorable weather and decreases in transmission revenues were partially offset by an increase in retail revenues due to an interim rate increase in North Dakota in connection with our rate case filed in November 2023, increased fuel recovery revenues, and increased commercial and industrial sales.
Net Income decreased $1.1 million primarily due to the impact of unfavorable weather, as described above, partially offset by decreased operating and maintenance expenses, the interim rate increase in North Dakota, and increased commercial and industrial sales.
Manufacturing Segment

	Three Months Ended June 30,
(in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$96,684	$102,475	$(5,791)	(5.7)%
Net Income	6,835	5,969	866	14.5
Operating Revenues decreased $5.8 million primarily due to decreased sales volumes at both of our manufacturing businesses, with an overall sales volume decrease of 13% compared to the same period last year. At BTD Manufacturing, our contract metal fabricator, sales volumes declined primarily in the lawn and garden and agriculture end markets. A 31% decline in scrap metal revenues also contributed to the overall decrease in operating revenues. Decreased sales volumes and scrap revenues were partially offset by increased steel prices, resulting in a 5% increase in material costs, which are passed through to customers. At T.O. Plastics, our plastics thermoforming manufacturer, sales volume declines were primarily attributable to decreased sales of horticulture products as customers and distributors continued to reduce inventory levels from the high levels previously established due to supply chain challenges.
Net Income increased $0.9 million primarily due to increased margins at BTD Manufacturing driven by a positive impact from the timing of pass-through steel cost fluctuations and the selling of lower cost inventory, as well as favorable product mix compared to the same period last year. These positive impacts were partially offset by lower sales volumes and lower scrap sales, as described above. Decreased profit margins at T.O. Plastics driven by a reduced leverage of fixed manufacturing costs resulting from decreased production and sales volumes, as described above, also partially offset the overall increase in earnings compared to the same period last year.

Plastics Segment

	Three Months Ended June 30,
(in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$132,824	$121,478	$11,346	9.3%
Net Income	60,612	55,392	5,220	9.4
Operating Revenues increased $11.3 million primarily due to a 26% increase in sales volumes driven by customer sales volume growth and distributor and end market demand. Sales volumes in the second quarter of last year were negatively impacted by distributors’ inventory management strategies amid uncertain market conditions. Although demand has recovered from last year, sales prices have continued to decline. Sales prices decreased 13% compared to the same period last year, partially offsetting the impact of increased sales volumes.
Net Income increased $5.2 million primarily due to increased sales volumes, as described above. Resin and other input material costs decreased 14% compared to the same period last year and have remained relatively stable during the first half of the year.
Corporate

	Three Months Ended June 30,
(in thousands)	2024	2023	$ Change	% Change
Net Income	$1,063	$974	$89	9.1%
2024 BUSINESS OUTLOOK
We are increasing our 2024 diluted earnings per share range to $6.77 to $7.07. We expect our earnings mix in 2024, based on our updated guidance, to be approximately 31% from our Electric segment and 69% from our Manufacturing and Plastics segments, net of corporate costs.
The segment components of our 2024 diluted earnings per share guidance compared with actual earnings for 2023 are as follows:

		2024 EPS Guidance		2024 EPS Guidance
	2023 EPS by Segment	May 6, 2024		August 5, 2024
		Low	High	Low	High
Electric	$2.01	$2.13	$2.17	$2.13	$2.17
Manufacturing	0.51	0.45	0.49	0.36	0.40
Plastics	4.47	3.78	3.97	4.35	4.54
Corporate	0.01	(0.13)	(0.10)	(0.07)	(0.04)
Total	$7.00	$6.23	$6.53	$6.77	$7.07
Return on Equity	22.1%	17.1%	17.8%	18.3%	19.0%
The following items contribute to our revised 2024 earnings guidance:
Electric Segment - We are maintaining our guidance, expecting earnings to increase 7% over 2023.
Manufacturing Segment - We are decreasing our segment earnings guidance based on:
•Anticipated lower sales volumes as end market demand softens, primarily within the recreational vehicle, agriculture, construction and horticulture markets, and
•Declining operating margins as lower production and sales volumes negatively impact leverage of our fixed manufacturing costs.
Plastics Segment - We are increasing our segment earnings guidance based on:
•Better than expected financial results in the second quarter of 2024, and
•A slower decline in product sales prices than previously expected over the second half of 2024.
Corporate Costs - We are reducing our corporate cost estimate primarily due to an increase in expected income on our cash equivalent investments from a higher anticipated yield and an increase in invested funds driven by an increase in expected earnings and cash flows from our Plastics segment.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, August 6, 2024, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.

FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2024 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures, rate base levels and rate base growth, risks associated with energy markets, the availability and pricing of resource materials, inflationary cost pressures, attracting and maintaining a qualified and stable workforce, changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cybersecurity threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental, health and safety laws and regulations, changes in tax laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, expectations regarding regulatory proceedings, including state utility commission approval of resource plans, assigned service areas, the siting and construction of major facilities, capital structure, and allowed customer rates, and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per-share amounts)	2024	2023	2024	2023
Operating Revenues
Electric	$112,828	$113,763	$254,317	$265,671
Product Sales	229,508	223,953	435,087	411,126
Total Operating Revenues	342,336	337,716	689,404	676,797
Operating Expenses
Electric Production Fuel	12,324	14,833	30,018	26,326
Electric Purchased Power	9,249	5,212	31,771	47,037
Electric Operating and Maintenance Expense	44,652	45,522	92,630	91,070
Cost of Products Sold (excluding depreciation)	116,795	120,658	231,518	233,027
Nonelectric Selling, General, and Administrative Expenses	18,154	16,870	37,067	35,568
Depreciation and Amortization	26,632	24,232	52,528	48,089
Electric Property Taxes	3,619	4,336	7,986	8,957
Total Operating Expenses	231,425	231,663	483,518	490,074
Operating Income	110,911	106,053	205,886	186,723
Other Income and (Expense)
Interest Expense	(10,202)	(9,696)	(20,052)	(19,111)
Nonservice Components of Postretirement Benefits	2,388	2,421	4,830	4,833
Other Income (Expense), net	4,490	3,253	9,069	5,370
Income Before Income Taxes	107,587	102,031	199,733	177,815
Income Tax Expense	20,592	20,062	38,400	33,365
Net Income	$86,995	$81,969	$161,333	$144,450

Weighted-Average Common Shares Outstanding:
Basic	41,784	41,678	41,754	41,655
Diluted	42,068	42,053	42,051	42,035
Earnings Per Share:
Basic	$2.08	$1.97	$3.86	$3.47
Diluted	$2.07	$1.95	$3.84	$3.44

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
(in thousands)	2024	2023
Assets
Current Assets
Cash and Cash Equivalents	$230,672	$230,373
Receivables, net of allowance for credit losses	191,946	157,143
Inventories	161,787	149,701
Regulatory Assets	8,172	16,127
Other Current Assets	21,551	16,826
Total Current Assets	614,128	570,170
Noncurrent Assets
Investments	117,062	62,516
Property, Plant and Equipment, net of accumulated depreciation	2,538,841	2,418,375
Regulatory Assets	95,605	95,715
Intangible Assets, net of accumulated amortization	6,293	6,843
Goodwill	37,572	37,572
Other Noncurrent Assets	51,282	51,377
Total Noncurrent Assets	2,846,655	2,672,398
Total Assets	$3,460,783	$3,242,568

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$12,809	$81,422
Accounts Payable	126,926	94,428
Accrued Salaries and Wages	25,972	38,134
Accrued Taxes	20,608	26,590
Regulatory Liabilities	45,183	25,408
Other Current Liabilities	39,454	43,775
Total Current Liabilities	270,952	309,757
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	32,781	33,101
Other Postretirement Benefits Liability	27,759	27,676
Regulatory Liabilities	275,068	276,547
Deferred Income Taxes	249,489	237,273
Deferred Tax Credits	14,799	15,172
Other Noncurrent Liabilities	80,691	75,977
Total Noncurrent Liabilities and Deferred Credits	680,587	665,746
Commitments and Contingencies
Capitalization
Long-Term Debt	943,592	824,059
Shareholders’ Equity
Common Shares	209,072	208,553
Additional Paid-In Capital	427,264	426,963
Retained Earnings	928,553	806,342
Accumulated Other Comprehensive Income	763	1,148
Total Shareholders' Equity	1,565,652	1,443,006
Total Capitalization	2,509,244	2,267,065
Total Liabilities and Shareholders' Equity	$3,460,783	$3,242,568

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended June 30,
(in thousands)	2024	2023
Operating Activities
Net Income	$161,333	$144,450
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	52,528	48,089
Deferred Tax Credits	(372)	(372)
Deferred Income Taxes	9,492	8,708
Investment Gains	(3,111)	(4,295)
Stock Compensation Expense	6,824	6,484
Other, net	(1,251)	161
Change in Operating Assets and Liabilities:
Receivables	(34,803)	(50,558)
Inventories	(11,551)	2,396
Regulatory Assets	7,361	7,320
Other Assets	(3,951)	3,561
Accounts Payable	41,239	1,037
Accrued and Other Liabilities	(19,312)	(4,271)
Regulatory Liabilities	23,863	27,169
Pension and Other Postretirement Benefits	(4,828)	(5,382)
Net Cash Provided by Operating Activities	223,461	184,497
Investing Activities
Capital Expenditures	(175,528)	(151,516)
Proceeds from Disposal of Noncurrent Assets	5,124	2,970
Purchases of Investments and Other Assets	(57,661)	(5,079)
Net Cash Used in Investing Activities	(228,065)	(153,625)
Financing Activities
Net Borrowings (Repayments) on Short-Term Debt	(68,612)	41,993
Proceeds from Issuance of Long-Term Debt	120,000	—
Dividends Paid	(39,122)	(36,524)
Payments for Shares Withheld for Employee Tax Obligations	(5,753)	(3,088)
Other, net	(1,610)	(1,671)
Net Cash Provided by Financing Activities	4,903	710
Net Change in Cash and Cash Equivalents	299	31,582
Cash and Cash Equivalents at Beginning of Period	230,373	118,996
Cash and Cash Equivalents at End of Period	$230,672	$150,578

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Operating Revenues
Electric	$112,828	$113,763	$254,317	$265,671
Manufacturing	96,684	102,475	196,065	209,257
Plastics	132,824	121,478	239,022	201,869
Total Operating Revenues	$342,336	$337,716	$689,404	$676,797

Operating Income (Loss)
Electric	$22,597	$25,188	$51,639	$55,284
Manufacturing	9,600	8,320	17,014	17,829
Plastics	82,089	75,035	145,392	120,718
Corporate	(3,375)	(2,490)	(8,159)	(7,108)
Total Operating Income	$110,911	$106,053	$205,886	$186,723

Net Income (Loss)
Electric	$18,485	$19,634	$40,956	$42,854
Manufacturing	6,835	5,969	12,096	12,831
Plastics	60,612	55,392	107,350	89,078
Corporate	1,063	974	931	(313)
Total Net Income	$86,995	$81,969	$161,333	$144,450